UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 6, 2024
Date of Report (date of earliest event reported)

Asensus Surgical, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19437 (Commission File Number)	11-2962080 (I.R.S. Employer Identification Number)

1 TW Alexander Drive, Suite 160

Durham, NC 27703
(Address of principal executive offices)

919-765-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	ASXC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement

On June 6, 2024, Asensus Surgical, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

Parent and Merger Sub are wholly owned subsidiaries of KARL STORZ SE & Co. KG (“KARL STORZ”), an independent, family-owned global medical technology company.

Merger Agreement

The Merger Agreement sets forth a reverse triangular merger in which Merger Sub will merge with and into the Company, with the Company as the “surviving corporation” (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company (the “Common Stock”) then outstanding will be converted into the right to receive $0.35 in cash, without interest (the “Merger Consideration”), other than those shares owned by Parent, Merger Sub or the Company (which will be cancelled without any consideration), and any shares of Common Stock as to which appraisal rights have been perfected (and not withdrawn or lost) in accordance with applicable law (which holder will be entitled to receive payment of the appraised value of such Common Stock held by him, her or it in accordance with Section 262 of the Delaware General Corporation Law).

The Merger Consideration reflects a premium of approximately 67% based on the per share closing price of the Common Stock on the NYSE American on April 2, 2024 (the date prior to announcement of a potential transaction), and a premium of approximately 52% to the closing price of the Common Stock on the last trading day prior to the date of this report.

The Merger Agreement provides that, at the Effective Time, each option to purchase shares of Common Stock issued by the Company (each, a “Company Option”) that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for an amount in cash equal to (a) the excess, if any, of the Merger Consideration over the exercise price for such Company Option, multiplied by (b) the number of shares of Common Stock subject to such Company Option (net of any applicable tax withholding). Any Company Option, whether or not vested, that has a per-share exercise price that is equal to or greater than the Merger Consideration will be cancelled for no consideration as of the Effective Time. Each unvested Company Option issued by the Company will be cancelled and converted into the contingent right to receive an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company Option, multiplied by (ii) the number of total number of shares underlying the Company Option (net of any applicable tax withholding), subject to the same vesting schedule and other terms and conditions set forth in the documents governing the Company Option immediately prior to the Effective Time. Each restricted stock unit that was granted subject to time-based vesting only (each, a “Company RSU”) that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for an amount in cash equal to the number of shares underlying the Company RSU multiplied by the Merger Consideration (net of any applicable tax withholding). Each unvested Company RSU outstanding immediately prior to the Effective Time will be cancelled in exchange for a conditional right to receive cash equal to the number of shares underlying the Company RSU multiplied by the Merger Consideration (net of any applicable tax withholding), subject to the same vesting schedule and, as set forth in the Merger Agreement, the other terms and conditions set forth in the documents governing the Company RSU immediately prior to the Effective Time. Each restricted stock unit that was granted subject to performance-based vesting (each, a “Company PRSU”) that is outstanding and no longer subject to performance-based vesting immediately prior to the Effective Time will vest as of and contingent upon the Effective Time (a “Vested PRSUs”) and Parent shall cause the Surviving Corporation (as defined in the Merger Agreement), as soon as reasonably practicable after the Effective Time, to pay to the holders of such Vested PRSUs an amount in cash in respect thereof equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Vested PRSUs (net of any applicable tax withholding). At the Effective Time, each Company PRSU that is subject to vesting (an “Unvested PRSU”) shall be converted into the conditional right to receive an amount in cash (an “Unvested Cash PRSU Award”) equal to the product of (A) the total number of shares underlying such Unvested PRSU and (B) the Merger Consideration (net of any applicable tax withholding), subject to the same vesting terms and, as set forth in the Merger Agreement, to the other terms and conditions set forth in the applicable documents (including any applicable plan and agreement or other document evidencing such Unvested PRSU) immediately prior to the Effective Time, including all performance-based vesting conditions.

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including, among others, the approval and adoption by the Company’s stockholders who are entitled to vote of the Merger Agreement and the Merger, and the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement).

The Merger Agreement contains termination rights for each of Parent and the Company, including, among others, if the Merger has not been consummated by October 30, 2024. Upon termination of the Merger Agreement under specified circumstances, including if the Merger Agreement is terminated due to (i) the Company accepting a superior proposal or (ii) due to the board of directors of the Company (the “Company Board”) changing its recommendation that stockholders vote to approve the Merger Agreement, the Company would be required to pay Parent a termination fee of $3,600,000.

Each of the Company, Parent and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger.

The Company will be subject to customary restrictions on soliciting or initiating discussions with respect to alternative acquisition proposals and restrictions on its ability to respond to or enter into any agreement with respect to an alternative acquisition proposal, subject to the exceptions provided in the Merger Agreement to permit the Company Board to fulfill its fiduciary duties. In the event that the Company Board receives an unsolicited alternative acquisition proposal that it determines is a “Superior Proposal” (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the Company may, subject to compliance with requirements to provide notice to and a period for Parent to match such proposal, payment of the termination fee payable by the Company to Parent described above and other conditions and requirements set forth in the Merger Agreement, terminate the Merger Agreement to accept the Superior Proposal.

The foregoing description of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included with this filing to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company or Parent or their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties to the Merger Agreement (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

Item 8.01	Other Events

On April 3, 2024, the Company issued a promissory note in favor of KARL STORZ in the principal amount of up to $20 million (the “Note”). The Note has provided bridge funding for the Company as it pursued the potential transaction with KARL STORZ. The Note is secured by a first priority security interest on all tangible and intangible assets of the Company and each of its direct and indirect subsidiaries. Each of its subsidiaries also serves as a guarantor under the Note.

To date, the Company has received $10 million under the Note and has the ability to secure up to an additional $10 million in interim funding under the Note as it pursues approval of the Merger Agreement and Merger by its stockholders.

The maturity date of the Note is the earliest of (i) the date that is thirty days after the Merger Agreement is terminated in connection with (A) any breach of the Merger Agreement by the Company, (B) a change of recommendation or failure to publicly reconfirm the Company Board’s recommendation in favor of the Merger under the Merger Agreement by the Company Board, or (C) the Company terminates the Merger Agreement to enter into a Superior Proposal (as defined in the Merger Agreement), (ii) the date that is sixty days after the Merger Agreement is terminated under any other circumstances not set forth in the preceding subclause (i), and (iii) October 30, 2024.

The principal amount of the Note may be repaid, in whole but not in part, together with all accrued but unpaid interest, at the option of the Company. Otherwise, the principal amount, and any accrued but unpaid interest shall be due on the applicable maturity date. The Note also contains certain customary triggering events which would accelerate the payment of the Note. In the event the Note is prepaid prior to its maturity date, a triggering event occurs, or upon repayments upon maturity under clauses (i), (ii) or (iii) of the immediately preceding paragraph, a prepayment premium equal to five percent of the then outstanding principal under the Note shall apply, in addition to repayment of outstanding principal and accrued but unpaid interest owed thereunder.

On June 7, 2024, the Company issued a press release announcing the execution of the Merger Agreement and related matters. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

†2.1	Agreement and Plan of Merger, dated as of June 6, 2024, by and among Asensus Surgical, Inc., KARL STORZ Endoscopy-America, Inc. and Karl Storz California Inc.

10.1	Secured Promissory Note of Asensus Surgical, Inc., dated April 3, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2024)

99.1	Press Release issued June 7, 2024 by Asensus Surgical, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Caution Regarding Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to risks and uncertainties. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement; the fact that the Company’s stockholders may not approve the Merger Agreement and the Merger; the fact that certain terminations of the Merger Agreement require the Company to pay a termination fee of $3,600,000; the failure to satisfy each of the conditions to the consummation of the Merger; the disruption of management’s attention from ongoing business operations due to the Merger; the effect of the announcement or pendency of the Merger on the Company’s relationships with its customers, as well as its operating results and business generally; the outcome of any legal proceedings related to the Merger; retention of employees of the Company following the announcement of the Merger; the fact that the Company’s stock price may decline significantly if the Merger is not completed; the fact that the Company may be obligated to repay amounts advanced under the Note under the circumstances described herein and whether the Company will be able to repay the Note if the Merger is not completed, the availability of the remaining $10 million under the Note and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that the Company has filed or files with the SEC. The forward-looking statements speak only as of the date such statements are made. Neither Parent nor the Company is under any obligation to, and each expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Important Additional Information and Where to Find It

In connection with the Merger, the Company plans to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant documents. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. Before making any voting decision, the Company’s stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, when they become available because they will contain important information about the Merger. Investors and security holders will be able to obtain the proxy statement and other documents filed by the Company with the SEC (when available) free of charge at the SEC’s website, www.sec.gov, or from the Company at the investor relations page of its website, www.asensus.com, Investors. These documents are not currently available.

No Offer or Solicitation

This disclosure is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the Merger. Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 21, 2024, as amended by the Form 10-K/A filed with the SEC on April 29, 2024. The names of participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents to be filed by the Company with the SEC in respect of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASENSUS SURGICAL, INC.

Date: June 7, 2024	/s/ Shameze Rampertab
Shameze Rampertab
Executive Vice President and Chief Financial Officer

7